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                      January 22, 2024

       Peter Crawford
       Chief Financial Officer
       The Charles Schwab Corporation
       3000 Schwab Way
       Westlake, TX 76262

                                                        Re: The Charles Schwab
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Form 10-Q for the
Quarterly Period Ended June 30, 2023
                                                            File No. 001-09700

       Dear Peter Crawford:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance
       cc:                                              Mark Tellini